Exhibit 99.2

Certain Information with Respect to the Company

Rite Aid Corporation (the “Company”) is filing the below risk factors and other information contained in its offering memorandum related to the Notes Offering (as defined in the Current Report on Form 8-K to which this Exhibit 99.2 is attached) for the purpose of updating the disclosure contained in its public filings, including the risk factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended March 2, 2013, which was filed with the Securities and Exchange Commission on April 23, 2013.

References to “Rite Aid,” the “Company,” “we,” “our,” “our company” and “us” and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

References to “Subsidiary Guarantors” mean all of the Company’s subsidiaries that guarantee the Company’s obligations under its senior secured credit facility (the “Senior Credit Facility”), the Company’s existing second priority secured term loan facility (the “Tranche 1 Term Loan”), as well as a new second priority secured term loan facility (the “Tranche 2 Term Loan”) that we intend to enter into substantially concurrently with the consummation of the Notes Offering, and the Company’s outstanding 8.00% senior secured notes due 2020, 10.250% senior secured notes due 2019, 9.5% Notes (as defined below) and 9.25% senior notes due 2020.

References to “Jean Coutu Group” mean The Jean Coutu Group (PJC), Inc. and its subsidiaries and its subsidiaries and references to “Brooks Eckerd” mean the Brooks Eckerd drugstore chain, unless the context otherwise requires.

Concurrent Refinancing Transactions

We intend to use the net proceeds of the Notes Offering, together with available cash and/or borrowings under our revolving credit facility, to call for redemption a corresponding aggregate principal amount of our outstanding $810.0 million aggregate principal amount of 9.5% senior notes due 2017 (the “9.5% Notes”) at a price equal to 103.167% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption (the  “9.5% Notes Redemption”).

On June 7, 2013, we announced that we intend to enter into a new $500.0 million Tranche 2 Term Loan. The Tranche 2 Term Loan will have terms substantially similar to our Tranche 1 Term Loan.  We expect that the Tranche 2 Term Loan will mature on June 21, 2021 and will bear interest at a rate per annum equal to either (i) LIBOR plus the Tranche 2 Margin (with a LIBOR floor of 1.00%) or (ii) at the greatest of (a) Citibank’s prime rate, (b) the federal funds rate plus 0.50%, (c) 2.00% and (d) LIBOR for a one-month interest period plus 1.00%, in each case plus the Tranche 2 Margin. The “Tranche 2 Margin” is 3.875% for LIBOR borrowings and 2.875% for base rate borrowings.  We will have the ability to prepay the Tranche 2 Term Loan in full, subject with respect to prepayments of the Tranche 2 Term Loan occurring on or prior to the second anniversary of the initial borrowing of the Tranche 2 Term Loan, to a premium of (i) 2.0% of the principal amount prepaid if such prepayment occurs on or prior to the first anniversary of such borrowing and (ii) 1.0% of the principal amount prepaid if such prepayment occurs thereafter but on or prior to the second anniversary of such borrowing.  We expect to complete the Tranche 2 Term Loan on June 21, 2013, subject to customary closing conditions.

In connection with our entry into the Tranche 2 Term Loan, we are making a cash tender offer (the “7.5% Notes Tender Offer”) to purchase any and all of our outstanding $500.0 million aggregate principal amount of 7.5% senior secured notes due 2017 (“7.5% Notes”) for total consideration of $1,029.50 per $1,000 principal amount of 7.5% Notes tendered. As part of the 7.5% Notes Tender Offer, we are also soliciting consents (together with the 7.5% Notes Tender Offer, the “7.5% Notes Tender Offer and Consent Solicitation”) from holders of the 7.5% Notes for certain proposed amendments that would eliminate or modify certain restrictive covenants and events of default and other provisions contained in the indenture governing the 7.5% Notes. The total consideration includes a consent payment that is equal to $30.00 per $1,000 principal amount of the 7.5% Notes. Holders who validly tender their 7.5% Notes after the consent payment deadline will not receive the consent payment. The 7.5% Notes Tender Offer and Consent Solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 7, 2013, which sets forth the terms of the 7.5% Notes Tender Offer and Consent Solicitation.

Our obligation to consummate the 7.5% Notes Tender Offer and Consent Solicitation is conditioned upon our consummating one or more debt financings with net proceeds, together with available cash and/or borrowings under our revolving credit facility, sufficient to pay the consideration and accrued and unpaid interest in connection with the 7.5% Notes Tender Offer and Consent Solicitation. We intend to use borrowings under the Tranche 2 Term Loan, together with available cash and/or borrowings under our revolving credit facility, to pay the applicable consideration, accrued and unpaid interest on the tendered notes and related fees and expenses in connection with the 7.5% Notes Tender Offer and Consent Solicitation. We expect to call for redemption any 7.5% Notes that remain outstanding following the 7.5% Notes Tender Offer at a price equal to 102.500% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption. We may also satisfy and discharge the 7.5% Notes as soon as the date that we deliver a notice of redemption to holders of the 7.5% Notes, which could be as early as the early settlement date of the 7.5% Notes Tender Offer.

The consummation of the Tranche 2 Term Loan is not subject to the completion of the Notes Offering and the completion of the Notes Offering is not subject to the completion of the Tranche 2 Term Loan. The 9.5% Notes Redemption is not subject to the completion of the 7.5% Notes Tender Offer and Consent Solicitation and the completion of the 7.5% Notes Tender Offer and Consent Solicitation is not subject to the completion of the 9.5% Notes Redemption.

The Notes Offering, the Tranche 2 Term Loan, the 9.5% Notes Redemption and the 7.5% Notes Tender Offer and Consent Solicitation (and any related redemptions) are collectively referred to as the “Refinancing Transactions.” There can be no assurance that all or any of the Refinancing Transactions will be consummated on the terms described above or at all. We may consummate some of the Refinancing Transactions without consummation of the other transactions. Our results of operations, including our net income and earnings per share, could be impacted by fees, expenses and charges related to the Refinancing Transactions.

Risk Factors

Risks Related to our Financial Condition

Current economic conditions may adversely affect our industry, business and results of operations.

The United States economy is continuing to feel the impact of the economic downturn that began in late 2007, and the future economic environment may not fully recover to levels prior to the downturn. This economic uncertainty has and could further lead to reduced consumer spending for the foreseeable future. If consumer spending decreases or does not grow, we may not be able to sustain the improvement in our same store sales. In addition, reduced or flat consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on our gross profit. We operate a number of stores in areas that are experiencing a lower recovery than the economy on a national level. A continued softening or slow recovery in consumer spending may adversely affect our industry, business and results of operations. Reduced revenues as a result of decreased consumer spending may also reduce our liquidity and otherwise hinder our ability to implement our long term strategy.

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

We had, as of March 2, 2013, $6.0 billion of outstanding indebtedness and stockholders’ deficit of $2.5 billion. We also had additional borrowing capacity under our $1.795 billion senior secured revolving credit facility of approximately $1.015 billion, net of outstanding letters of credit of $115.0 million. As of March 2, 2013, after giving effect to the Refinancing Transactions, and assuming that (i) all of the 7.5% Notes are purchased in the 7.5% Notes Tender Offer and (ii) $400.0 million aggregate principal amount of 9.5% Notes are redeemed pursuant to the 9.5% Notes Redemption, the total outstanding debt of us and the Subsidiary Guarantors would have been approximately $6.1 billion and we would have had approximately $977.3 million, net of outstanding letters of credit of $115.0 million, of additional borrowing capacity under our revolving credit facility.

Our earnings were insufficient to cover fixed charges and preferred stock dividends for fiscal 2013, 2012, 2011, 2010 and 2009 by $14.0 million, $412.4 million, $564.8 million, $498.4 million and $2.6 billion, respectively.

Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

•                  limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

•                  place us at a competitive disadvantage relative to our competitors with less indebtedness;

•                  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

•                  require us to dedicate a substantial portion of our cash flow to service our debt.

Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operations to fund our cash requirements and debt service obligations.

We believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal 2014 and have no significant debt maturities prior to March 2017. However, if our operating results, cash flow or capital resources prove inadequate, or if interest rates rise significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations or otherwise be required to delay our planned activities. If we are unable to service our debt or experience a significant reduction in our liquidity, we could be forced to reduce or delay planned capital expenditures and other initiatives, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or refinance our indebtedness could have a material adverse effect on us.

Borrowings under our Senior Credit Facility are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

As of March 2, 2013, approximately $2.3 billion of our outstanding indebtedness bore interest at a rate that varies depending upon the London Interbank Offered Rate (“LIBOR”). Borrowings under our senior secured term loan due 2020 (the “Tranche 6 Term Loan”) and our Tranche 1 Term Loan are subject to a minimum LIBOR floor of 100 basis points. Borrowings under our Senior Credit Facility are most sensitive to

LIBOR fluctuations because there is no floor. If LIBOR rises, the interest rates on outstanding debt will increase. Therefore an increase in LIBOR would increase our interest payment obligations under those loans and have a negative effect on our cash flow and financial condition. We currently do not maintain hedging contracts that would limit our exposure to variable rates of interest.

The covenants in the instruments that govern our current indebtedness may limit our operating and financial flexibility.

The covenants in the instruments that govern our current indebtedness limit our ability to:

•                  incur debt and liens;

•                  pay dividends;

•                  make redemptions and repurchases of capital stock;

•                  make loans and investments;

•                  prepay, redeem or repurchase debt;

•                  engage in acquisitions, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions;

•                  change our business;

•                  amend some of our debt and other material agreements;

•                  issue and sell capital stock of subsidiaries;

•                  restrict distributions from subsidiaries; and

•                  grant negative pledges to other creditors.

Our Senior Credit Facility contains covenants which place restrictions on the incurrence of debt beyond the restrictions described above, the payment of dividends, sale of assets, mergers and acquisitions and the granting of liens. Our Senior Credit Facility has a financial covenant which requires us to maintain a minimum fixed charge coverage ratio. The covenant requires that, if availability on the revolving credit facility is less than $150.0 million, we maintain a minimum fixed charge coverage ratio of 1.00 to 1.00. As of March 2, 2013, we had availability under our revolving credit facility of approximately $1.015 billion and were in compliance with the Senior Credit Facility’s financial covenant.

We are in compliance with all New York Stock Exchange continued listing requirements. However, if we do not continue to maintain compliance with such requirements, our common stock may be delisted.

We are in compliance with all New York Stock Exchange (“NYSE”) listing rules, have actively been taking steps to maintain our listing and expect our efforts to maintain our NYSE listing will be successful. However, there can be no assurance that we will maintain compliance with the NYSE minimum share price rule or other continued listing requirements. In the event of a delisting, all holders of our $64.2 million of outstanding 8.5% Convertible Notes due May 2015 (“8.5% Convertible Notes”) would be entitled to require us to repurchase their 8.5% Convertible Notes. Our Senior Credit Facility permits us to make such a repurchase of the 8.5% Convertible Notes; provided that, before and after such transaction, no default or event of default shall have occurred and be continuing under the Senior Credit Facility and we have more than $100.0 million of availability under our revolving credit facility. Our ability to pay cash to holders of the 8.5% Convertible Notes may be limited by our financial resources at the time of such repurchase.

Risks Related to our Operations

We need to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot effectively implement our business strategy or if our strategy is negatively affected by worsening economic conditions.

We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategies, including our efforts to increase sales and further reduce costs, or if our strategies are not effective, we may not be able to improve our operations. In addition, any further adverse change or continued weakness in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales. Adverse changes in general economic conditions could affect consumer buying practices and consequently reduce our sales of front-end products, and cause a decrease in our profitability. Failure to improve operations or a continued weakness in major industries or general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) could exercise influence over us.

At April 17, 2013, Jean Coutu Group owned approximately 11.3% of the voting power of Rite Aid. The Stockholder Agreement (the “Stockholder Agreement”) that we entered into at the time of the Brooks Eckerd acquisition provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) currently has the right to designate one member of our board of directors, subject to adjustment for future reductions in its ownership position in us. Accordingly, Jean Coutu Group generally is, and is expected to continue to be, able to influence the outcome of matters that come before our board of directors. As a result of its interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning us.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

Following the Brooks Eckerd acquisition, Jean Coutu Group has continued its Canadian operations but no longer has any operations in the United States, and we currently have no operations in Canada. Despite the lack of geographic overlap, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

One director on our board of directors is also an officer and director of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such person is faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures for us and Jean Coutu Group to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

We purchase all of our brand prescription drugs from a single wholesaler, McKesson Corporation (“McKesson”), pursuant to a supply contract that runs through March 31, 2016. Pharmacy sales represented approximately 67.6% of our total sales during fiscal 2013, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement wholesaler agreement or developed and implemented self-distribution processes. There can be no assurance that we would be able to find a replacement wholesaler on a timely basis or that such a wholesaler would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows. In addition, because McKesson acts as a wholesaler for drugs purchased from ultimate manufacturers worldwide, any disruption in the supply of a given drug could adversely impact McKesson’s ability to fulfill our demands, which would have a material adverse effect on our results of operations, financial condition and cash flows.

A significant disruption in our computer systems or a cyber-security breach could adversely affect our operations.

We rely extensively on our computer systems to manage our ordering, pricing, point-of-sale, inventory replenishment and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, dollar stores and internet pharmacies. Competition from discount stores has significantly increased during the past few years. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have or may merge with or acquire pharmaceutical services companies, pharmacy benefit managers or mail order facilities, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of loyal, repeat customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. We cannot assure you that we will be able to continue to effectively compete in our markets or increase our sales volume in response to further increased competition.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many organizations in the healthcare industry, including pharmacy benefit managers, have consolidated or are in the process of consolidating, such as the merger of Express Scripts and Medco Health Solutions, to create larger healthcare enterprises with greater market power, which has resulted in greater pricing pressures. If this consolidation trend continues, it could give the resulting enterprises even greater bargaining power, which may lead to further pressure on the prices for our products and services. If these pressures result in reductions in our prices, our business will become less profitable unless we are able to achieve corresponding reductions in costs or develop profitable new revenue streams. We expect that market demand, government regulation, third-party reimbursement policies, government contracting requirements, and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among the industry participants we engage with, which may adversely impact our business, financial condition and results of operations.

The availability of pharmacy drugs is subject to governmental regulations.

The continued conversion of various prescription drugs, including potential conversions of a number of popular medications, to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix.

Changes in third party reimbursement levels for prescription drugs and changes in industry pricing benchmarks could reduce our margins and have a material adverse effect on our business.

Sales of prescription drugs reimbursed by third party payors, including the Medicare Part D plans and state sponsored Medicaid and related managed care Medicaid agencies, represented 96.6% of our business in fiscal 2013.

The continued efforts of the Federal government, health maintenance organizations, managed care organizations, pharmacy benefit management companies, other State and local government entities, and other third-party payors to reduce prescription drug costs and pharmacy reimbursement rates, as well as litigation relating to how drugs are priced, may impact our profitability. In addition, some of these entities may offer pricing terms that we may not be willing to accept or otherwise restrict our participation in their networks of pharmacy providers. Any significant loss of third-party business could have a material adverse effect on our business and results of operations.

Certain provisions of the Deficit Reduction Act of 2005 sought to reduce federal spending by altering the Medicaid reimbursement formula for multi-source (i.e., generic) drugs (“AMP”). Although those reductions did not go into effect, the Patient Protection and Affordable Care Act, signed into law on March 23, 2010, enacted a modified AMP reimbursement formula for multi-source drugs. The modified formula, when implemented, may reduce Medicaid reimbursements which could affect our revenues and profits. There have also been a number of other recent proposals and enactments by the Federal government and various states to reduce Medicare Part D and Medicaid reimbursement levels in response to budget problems. We expect other similar proposals in the future.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our business is subject to numerous federal, state and local regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our business, including: (i) suspension of payments from government programs; (ii) loss of required government certifications; (iii) loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; (iv) loss of licenses; or (v) significant fines or monetary penalties. The regulations to which we are subject include, but are not limited to, federal, state and local registration and regulation of pharmacies; applicable Medicare and Medicaid regulations; the Health Insurance Portability and Accountability Act or (“HIPAA”); laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to and the management and disposal of hazardous substances; regulations of the U.S. Federal Trade Commission, the U.S. Department of Health and Human Services and the Drug Enforcement Administration (“DEA”) as well as state regulatory authorities, governing the sale, advertisement and promotion of products we sell; anti-kickback laws; false claims laws and federal and state laws governing the practice of the profession of pharmacy. We are also governed by federal and state laws of general applicability, including laws regulating matters of wage and hour laws, working conditions, health and safety and equal employment opportunity.

For example, in April 2012, we received an administrative subpoena from the DEA Albany, New York District Office, requesting information regarding our sale of products containing pseudoephedrine (“PSE”). In April 2012, we also received a communication from the United States Attorneys Office for the Northern District of New York (“USAO”) concerning an investigation of possible civil violations of the Combat Methamphetamine Epidemic Act of 2005 (“CMEA”). In April 2013, we received additional administrative subpoenas from DEA concerning certain retail PSE transactions at New York stores and the USAO commenced discussions with us regarding whether, from 2009 (upon implementation of an electronic PSE transaction logbook system) through the present, we sold products containing PSE in violation of the CMEA. Violations of the CMEA could result in the imposition of administrative, civil and/or criminal penalties against us. We are cooperating with the government and have provided information responsive to the subpoenas. We cannot predict the timing or outcome of any review by the DEA or USAO of such information.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private brand products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

If we fail to protect the security of personal information about our customers and associates, we could be subject to costly government enforcement actions or private litigation.

Through our sales and marketing activities, we collect and store certain personal information that our customers provide to purchase products or services, enroll in promotional programs, register on our web site, or otherwise communicate and interact with us. We also gather and retain information about our associates in the normal course of business. We may share information about such persons with vendors that assist with certain aspects of our business. Despite instituted safeguards for the protection of such information, security could be compromised and confidential customer or business information misappropriated. Loss of customer or business information could disrupt our operations, damage our reputation, and expose us to claims from customers, financial institutions, payment card associations and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, compliance with tougher privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. For example, in July 2010, settlement orders between us and the Federal Trade Commission and U.S. Department of Health and Human Services, Office for Civil Rights were accepted by the agencies. The agencies’ allegations were that we failed to protect patient and associate identifiable information. As a result of these settlement orders, we, without admitting any liability, agreed to pay a $1.1 million penalty and are required to establish a comprehensive information security program, revise HIPAA-related policies and procedures and retain an independent assessor to conduct periodic compliance reviews.